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                              TIMOTHY J. McCARTNEY*
                                 Attorney-at-Law
                                   9 Elsa Way
                          Richboro, Pennsylvania 18954
                                     ------
                            Telephone (215) 396-7156
                            Facsimile (215) 396-7157

* Member of N.Y. Bar


August 28, 1998


Mark Solutions, Inc.
1551 Broad Street
Bloomfield, New Jersey 07003


Gentlemen:

I have acted as counsel to Mark Solutions, Inc. ("Mark") in connection with the registration on Form S-3 (the "Registration Statement") by Mark under the Securities Act of 1933, as amended (the "Securities Act") of 10,000,000 shares of Mark Common Stock, $.01 par value (the "Shares") and the related prospectus.

On the basis of such investigation as I have deemed necessary, I am of the opinion that:

1. The 1,220,000 Shares referred to as the Private Placement Common Stock has been duly authorized, validly issued, fully paid and nonassessable.

2. The 1,375,000 Shares underlying the Warrants have been duly authorized and reserved for issuance by Mark and when issued by Mark in accordance with the terms of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

3. The Adjustment Shares and the Shares issuable under the Debentures have been duly authorized and reserved for issuance by Mark and when issued by Mark in accordance with the applicable terms, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" set forth in the prospectus.



Very Truly Yours,


Timothy J. McCartney